Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the Registration Statement (No. 333‑219846) on Form S‑8 and the Registration Statement (No. 333‑240294) on Form S‑3 of Ichor Holdings, Ltd. of our report dated April 13, 2021 relating to the consolidated financial statements of IMG Companies, LLC and Subsidiary as of December 31, 2020 and for the year ended December 31, 2020, appearing in this Current Report on Form 8‑K/A.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

February 7, 2022